                                   EX-99.B9(a)




                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                            MASON STREET FUNDS, INC.

                                       and

                       STATE STREET BANK AND TRUST COMPANY







1G - Domestic Corp/Series

                                TABLE OF CONTENTS


1.     Terms of Appointment; Duties of the Bank. . . . . . . . . . . .    1
2.     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .    4
3.     Representations and Warranties of the Bank. . . . . . . . . . .    4
4.     Representations and Warranties of the Company . . . . . . . . .    4
5.     Wire Transfer Operating Guideline.. . . . . . . . . . . . . . .    5
6.     Data Access and Proprietary Information . . . . . . . . . . . .    6
7.     Indemnification . . . . . . . . . . . . . . . . . . . . . . . .    8
8.     Standard of Care. . . . . . . . . . . . . . . . . . . . . . . .    9
9.     Covenants of the Company and the Bank . . . . . . . . . . . . .    9
10.    Termination of Agreement  . . . . . . . . . . . . . . . . . . .   10
11.    Additional Funds. . . . . . . . . . . . . . . . . . . . . . . .   10
12.    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .   10
13.    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
14.    Massachusetts Law to Apply. . . . . . . . . . . . . . . . . . .   11
15.    Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . .   11
16.    Consequential Damages . . . . . . . . . . . . . . . . . . . . .   11
17.    Merger of Agreement . . . . . . . . . . . . . . . . . . . . . .   11
18.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   12

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the     day of       1997 by and between Mason Street Funds
Inc., a Maryland corporation, having its principal office and place of business at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Company intends to initially offer shares in nine series, the Aggressive Growth Stock Fund, International Equity Fund, Growth Stock Fund, Growth and Income Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Select Bond Fund, and Municipal Bond Fund (each such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Article 11, being herein referred to as a "Fund", and collectively as the "Funds");

WHEREAS, the Company on behalf of the Funds desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   TERMS OF APPOINTMENT:  DUTIES OF THE BANK

     1.1 Subject to the terms and conditions set forth in this Agreement the Company, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Company's authorized and issued shares of its common stock, $.001 par value, ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Funds of the Company ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Company on behalf of the applicable Fund, including without limitation any periodic investment plan or periodic withdrawal program.

1.2  The Bank agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement between the Company on behalf of each of the Funds, as applicable, and the Bank, the Bank shall:

(i) Receive for acceptance, orders for the purchase of Shares and promptly deliver payment and appropriate documentation thereof to the Custodian of the Company authorized pursuant to the Articles of Incorporation of the Company (the "Custodian");

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(iv) In respect to the transactions in items (i), (ii) and (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Company who shall thereby be deemed to be acting on behalf of the Company;

(v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vii) Prepare and transmit payments for dividends and distributions declared by the Company on behalf of the applicable Fund;

(viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Company, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(ix) Create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by section 31(a) of the Investment Company Act of 1940, as amended, and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Company. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the Investment Company Act.

(x) Record the issuance of shares of the Company and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 a record of the total number of shares of the Company which are authorized, based

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          upon data provided to it by the Company, and issued and outstanding.
          The Bank shall also provide the Company on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Company.

(b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Company to monitor the total number of Shares of each Fund sold in each State.

(c) In addition, the Company shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Company's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Company and the reporting of such transactions to the Company as provided above.

(d) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Company on behalf of each Fund and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Company or its agent may perform these services on the Company's behalf. The Bank shall provide dedicated staff and communication lines as agreed upon between the Company and the Bank, with such Bank staff and communication lines devoted solely to the provision of services to the Company and its Shareholders.

     (e) The Bank shall provide additional services on behalf of the Company (i.e., escheatment services) which may be agreed upon in writing between the Company and the Bank.

2.   FEES AND EXPENSES

2.1 For the performance by the Bank pursuant to this Agreement, the Company agrees on behalf of each of the Funds to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Company and the Bank.

2.2 In addition to the fee paid under Section 2.1 above, the Company agrees on behalf of each of the Funds to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Company, will be reimbursed by the Company on behalf of the applicable Fund.

2.3 The Company agrees on behalf of each of the Funds to pay all fees and reimbursable expenses within five business days following the receipt of the respective billing notice.

3.   REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to the Company that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

3.2 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Bank that:

4.1  It is a corporation duly organized and existing and in good standing under
     the laws of the State of  Maryland.                       .

4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement

4.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It intends to become an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Funds will be effective and will remain effective, and appropriate state securities law filings will be made, with respect to all Shares of the Company being offered for sale.

5.   WIRE TRANSFER OPERATING GUIDELINES/ARTICLE 4A OF THE UNIFORM COMMERCIAL
     CODE.

5.1 The Bank is authorized to promptly debit the appropriate Company account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Bank has been instructed to transfer. The Bank shall execute payment orders in compliance with the Security Procedure and with the Company instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this time-frame will be deemed to have been received the next business day.

5.2 The Company acknowledges that the Security Procedure it has designated on the Company Selection Form was selected by the Company from Security Procedures offered by the Bank. The Company shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Bank in writing. The Company must notify the Bank immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Company's authorized personnel. The Bank shall verify the authenticity of all such instructions according to the Security Procedure.

5.3 The Bank shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4 When the Company initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the

     Bank will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Bank with respect to an ACH credit entry are provisional until the Bank receives final settlement for such entry from the Federal Reserve Bank. If the Bank does not receive such final settlement, the Company agrees that the Bank shall receive a refund of the amount credited to the Company in connection with such entry, and the party making payment to the Company via such entry shall not be deemed to have paid the amount of the entry.

5.5 The Bank reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Bank's receipt of such payment order; (b) if initiating such payment order would cause the Bank, in the Bank's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Bank; or (c) if the Bank, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.6 The Bank shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Bank reasonable opportunity to act. However, the Bank assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.7 The Bank shall assume no responsibility for failure to detect any erroneous payment order provided that the Bank complies with the payment order instructions as received and the Bank complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.8 The Bank shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order unless the Bank is notified of the unauthorized payment order within (30) days of notification by the Bank of the acceptance of such payment order.

5.9 Confirmation of Bank's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice of which may be delivered through the Bank's proprietary information systems, or by facsimile or call-back. The Company must report any objections to the execution of an order within thirty (30) days.

6.   DATA ACCESS AND PROPRIETARY INFORMATION

6.1 The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Bank as part of the Company's ability to access certain Company-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank ("Data Access Services") constitute copyrighted, trade secret or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Company agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its employees and agents:

(a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

(b)  to refrain from copying or duplicating in any way the Proprietary
     Information;

(c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

(d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

(e) that the Company shall have access only to those authorized transactions agreed upon by the parties;

(f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary
     Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any earlier termination of this Agreement.

6.2 If the Company notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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6.3  If the transactions available to the Company include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

7.   INDEMNIFICATION

7.1 The Bank shall not be responsible for, and the Company shall on behalf of the applicable Fund indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

     (b) The Company's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Company hereunder.

     (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company including but not limited to any previous transfer agent or registrar.

     (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Company on behalf of the applicable Fund.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     (f) The negotiation and processing by the Bank of checks not made payable to the order of the Bank, the Company, the Company's management company, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares, which checks are tendered to the Bank for the purchase of Shares (i.e., checks made payable to prospective or existing Shareholders, such checks are commonly known as "third party checks").

7.2 At any time the Bank may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Company on behalf of the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all
     developments concerning such claim.   The Fund shall have the option to
     participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank.

8.   STANDARD OF CARE

     The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

9.   COVENANTS OF THE COMPANY AND THE BANK

9.1 The Company shall on behalf of each of the Funds promptly furnish to the Bank the following:

     (a) A certified copy of the resolution of the Board of Directors of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

     (b) A copy of the Articles of Incorporation and By-Laws of the Company and all amendments thereto.

9.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.

9.4 The Bank and the Company agree on behalf of themselves and their employees that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including, but not limited to, all information concerning the Funds or their shareholders, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law after prior notification and approval in writing by the other party.


10.  TERMINATION OF AGREEMENT

10.1 After the first 12 months after the date hereof, this Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

10.2 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company on behalf of the applicable Fund(s).

11.  ADDITIONAL FUNDS

     In the event that the Company establishes one or more series of Shares in addition to Aggressive Growth Stock Fund, International Equity Fund, Growth Stock Fund, Growth and Income Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Select Bond Fund, and Municipal Bond Fund with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

12.  ASSIGNMENT

12.1 Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3 The Bank may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) National Financial Data Services, Inc. a Massachusetts corporation ("NFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

13.  AMENDMENT

     This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Company.

14.1 MASSACHUSETTS LAW TO APPLY

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

15.  FORCE MAJEURE

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, war, riot, failure of transportation, communication or power supply, or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes, except to the extent that the Bank shall have failed to use its best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the Company caused by such circumstances.

16.  CONSEQUENTIAL DAMAGES

     Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages out of any act or failure to act hereunder.

17.  MERGER OF AGREEMENT


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

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18.  COUNTERPARTS

     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                   MASON STREET FUNDS, INC.


                                   BY: ________________________________

ATTEST:


______________________________


                                   STATE STREET BANK AND TRUST COMPANY


                                   BY: ________________________________
                                        Executive Vice President




ATTEST:


______________________________

                        STATE STREET BANK & TRUST COMPANY
                         FUND SERVICE RESPONSIBILITIES*

Service Performed                        Responsibility
-----------------                        --------------
                                       Bank       Company
                                       ----       -------

1.   Receives orders for the purchase   X
     of Shares.

2.   Issue Shares and hold Shares in    X
     Shareholders accounts.

3.   Receive redemption requests.       X

4.   Effect transactions 1-3 above      X
     directly with broker-dealers.

5.   Pay over monies to redeeming       X
     Shareholders.

6.   Effect transfers of Shares.        X

7.   Prepare and transmit dividends     X
     and distributions.

8.   Issue Replacement Certificates.    X

9.   Reporting of abandoned property.   X

10.  Maintain records of account.       X

11.  Maintain and keep a current and    X
     accurate control book for each
     issue of securities.

12.  Mail proxies.                      X

13.  Mail Shareholder reports.          X

14.  Mail prospectuses to current       X
     Shareholders.

Service Performed                        Responsibility
-----------------                        --------------
                                       Bank       Company
                                       ----       -------

15.  Withhold taxes on U.S. resident    X
     and non-resident alien accounts.

16.  Prepare and file U.S. Treasury     X
     Department forms.

17.  Prepare and mail account and       X
     confirmation statements for
     Shareholders.

18.  Provide Shareholder account        X
     information.

19.  Blue sky reporting.                X

* Such services are more fully described in Section 1.2(a), (b) and (c) of the Agreement.

                                   MASON STREET FUNDS, INC.


                                   BY: ________________________________

ATTEST:


______________________________


                                   STATE STREET BANK AND TRUST COMPANY


                                   BY: ________________________________
                                        Executive Vice President

ATTEST:


______________________________

                     NATIONAL FINANCIAL DATA SERVICES, INC.
FEE INFORMATION FOR SERVICES AS PLAN, TRANSFER AND DIVIDEND DISBURSING AGENT FOR
                         STATE STREET BANK & TRUST CO.*
                            MASON STREET FUNDS, INC.

ACCOUNT MAINTENANCE FEES

Open Account Fee                        (per account open at any time during the month)          $16.00     per year
Closed Account Fee                      (per account closed during the entire month)              $1.50     per year


Open and closed account fees are billed monthly to each fund at 1/12 of the annual per account rate. A monthly minimum account maintenance fee applies to each fund at the rates described below. (Each class is considered a fund and will be billed accordingly.)

     First Year     $17,500 per year *
     Thereafter     $20,000 per year *


IRA CUSTODIAL FEES

Annual Account Maintenance Fee          (Per fiduciary account.  Paid by shareholder)          $12.00    per year


OUT-OF-POCKET EXPENSES                                     Billed as incurred

Out-of-Pocket expenses include but are not limited to: confirmation/tax/dividend statements, stationery, checks, certificates, sales literature, postage, automated telephone servicing charges, telecommunication expenses, investor statement and processing charges, records retention, equipment/software expenses (client-site only), microfiche, freight and other expenses incurred at the specific direction of the fund.

MONEY MARKET FUND

Notwithstanding the forgoing, no fee of any kind (including any minimum fee) shall apply with respect to the SSgA Money Market Fund or any successor mutual fund whose shares are exchangeable for the shares of Mason Street Funds.

* This fee schedule assumes all NML/Robert Baird networked accounts would be supported by NML/Robert Baird for telephone inquiry purposes.




MASON STREET FUNDS, INC.                STATE STREET BANK & TRUST CO.

BY:    ______________________           BY:   ______________________

TITLE: _____________________            TITLE:______________________

DATE:  ______________________           DATE: ______________________